EXHIBIT 10.1
AMENDED AND RESTATED EXECUTIVE PROTECTION AGREEMENT
          THIS AGREEMENT, as amended and restated effective as of the 12th day of June, 2011, by and between EMS TECHNOLOGIES, INC., a Georgia corporation (the “Company”), and Neil A. Mackay (the “Executive”), supersedes and replaces entirely any and all previous agreements between the Company and Executive (other than the letter agreement between Executive and the Company dated March 19, 2007, as amended June 12, 2011) that provides Executive with post-termination compensation, following a change in the control of the Company, of a nature or in amounts not otherwise provided under the terms of programs and policies applicable to the Company’s employees generally.
W I T N E S S E T H:
          WHEREAS, the Company wishes to assure both itself and its key employees of continuity of management and objective judgment in the event of any Change in Control (as defined below) of the Company and to provide certain other benefits, and the Executive is a key employee of the Company and an integral part of its management;
          NOW, THEREFORE, for and in consideration of the premises and the mutual covenants herein contained, the parties hereby agree as follows:
          I. TERM OF AGREEMENT.
          This Agreement shall be effective immediately upon its execution by the parties hereto. The term of this Agreement shall be for a rolling, three-year period commencing on the date hereof, and shall be deemed automatically (without further action by either the Company or the Executive) to extend each day for an additional day such that the remaining term of this Agreement shall continue to be three years. The foregoing notwithstanding, this Agreement shall immediately cease to be effective and shall terminate if the Executive ceases to be employed by the Company, at any time before a Change in Control (as defined below) has occurred, in a corporate officer position of vice president or higher position; provided, however, such cessation of the Executive’s employment (i) was not at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control, (ii) did not otherwise occur in connection with a Change in Control that in fact occurs, or (iii) did not occur in connection with a Board-authorized plan for, or Board-authorized implementation efforts with respect to, a Change in Control (whether or not such Change in Control in fact occurs).
          II. DEFINITIONS.
          1. Board — The Board of Directors of the Company, or its successor.
          2. Cause — The term “Cause” as used herein shall mean: (i) any act that constitutes, on the part of the Executive, (a) fraud, dishonesty, gross negligence, or willful misconduct and (b) that directly results in material injury to the Company, or (ii) the Executive’s conviction of a felony or crime involving moral turpitude. A termination of the Executive for “Cause” based on clause (i) of the preceding sentence shall take effect 30 days after the Company gives written notice of such termination to the Executive specifying the conduct deemed to qualify as Cause, unless the Executive shall, during such 30-day period, remedy the events or circumstances constituting Cause to the reasonable satisfaction of the Company. A termination for Cause based on clause (ii) above shall take effect immediately upon giving of the termination notice.
          3. Change in Control — The term “Change in Control” as used herein shall mean the occurrence of one of the following:
(i) the Company consolidates or merges with or into another corporation, or is otherwise reorganized, if the Company is not the surviving corporation in such transaction or if after such transaction any other corporation, association or other person, entity or group or the shareholders thereof own, directly or indirectly, more than 50% of the then-outstanding shares of common stock or more than 50% of the assets of the Company; or
(ii) more than 35% of the then-outstanding shares of common stock of the Company are, in a single transaction or in a series of related transactions, sold or otherwise transferred to or are acquired by any other corporation, association or other person, entity or group, whether or not any such shareholder or any shareholders included in such group were shareholders of the Company prior to the Change in Control; or
(iii) an election, or series of related elections (including a series of contested elections involving either one or more of the same nominees or nominees of the same party or of affiliated parties) of members of the Board of Directors shall occur such that a majority of such members following such election(s) shall not have been nominated or recommended for election by a majority of the members of the Board of Directors who were serving immediately prior to such election (or the latest in such series of election); or
(iv) the occurrence of any other event or circumstance which is not covered by (i) through (iii) above which the Board determines affects control of the Company and constitutes a Change in Control for purposes of this Agreement.
          4. Disability — The term “Disability” shall mean the Executive’s inability as a result of physical or mental incapacity to substantially perform his or her duties for the Company on a full-time basis for a period of six months.
          5. Excess Severance Payment — The term “Excess Severance Payment” shall have the same meaning as the term “excess parachute payment” defined in Section 280G(b)(1) of the Code.
          6. Severance Payment — The term “Severance Payment” shall have the same meaning as the term “parachute payment” defined in Section 280G(b)(2) of the Code.
          7. Present Value — The term “Present Value” shall have the same meaning as provided in Section 280G(d)(4) of the Code.
          8. Reasonable Compensation — The term “Reasonable Compensation” shall have the same meaning as provided in Section 280G(b)(4) of the Code.
          III. BENEFITS UPON TERMINATION.
          1. Termination Upon Change in Control — If a Change in Control occurs during the term of this Agreement and the Executive’s employment is terminated either:

(i)	prior to a Change in Control and (x) at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control, (y) otherwise in connection with a Change in Control that in fact occurs, or (z) occurred in connection with a Board-authorized plan for, or Board-authorized implementation efforts with respect to, a Change in Control (whether or not such Change in Control in fact occurs), or

(ii)	on or within 24 months after a Change in Control, and such termination is a result of Involuntary Termination or Voluntary Termination, as defined below, then the benefits described in Section 2 below shall, subject to Article IV of this Agreement, be paid or provided to the Executive. The fact that Executive is eligible for early, normal or delayed retirement under a Company retirement plan at the time of his or her termination shall not make him or her ineligible to receive benefits hereunder. For the purposes of the following definitions, the term “Company” shall include the Company’s subsidiaries and any successor as a result of the Change in Control to the business and assets of the Company or its subsidiaries.
(a) Involuntary Termination — For purposes hereof, “Involuntary Termination” shall mean termination of employment that is involuntary on the part of the Executive and that occurs for reasons other than Cause, Disability or death.
(b) Voluntary Termination — For purposes hereof, “Voluntary Termination” shall mean termination of employment that is voluntary on the part of the Executive, and, in the judgment of the Executive, is due to, and which occurs within six months of:
(i) the assignment to the Executive of any duties inconsistent with the Executive’s title and status in effect prior to the Change in Control, a material increase or decrease in the Executive’s responsibilities at the Company from those in effect immediately prior to the Change in Control, or an adverse alteration in the nature or status of such responsibilities (other than any such alteration to the extent incidental to the fact that the Company may no longer be a public company);
(ii) a reduction by the Company of the Executive’s base salary from such salary in effect prior to the Change in Control;
(iii) the relocation of the Company’s principal executive offices to a location outside the Atlanta, Georgia metropolitan area, or the Company’s requiring the Executive to be based anywhere other than the Company’s principal executive offices (or other office within the same metropolitan area as any office principally used by the Executive during the year preceding the Change in Control), except for required travel on the Company’s business to an extent substantially consistent with the Executive’s business travel obligations prior to the Change in Control;
(iv) the failure by the Company, without the Executive’s consent, to pay to the Executive any portion of the Executive’s then-current compensation (including base salary and annual bonus to the extent payable under the terms of annual bonus programs in effect from time to time), or to pay to the Executive any portion of an installment of deferred compensation under any deferred compensation program of the Company, in each case within seven days of the date such compensation is due;
(v) the failure by the Company to continue in effect any compensation plan in which the Executive participates immediately prior to the Change in Control, which is material to the Executive’s total compensation, including but not limited to the Company’s annual bonus plan, stock option plan, or any similar or substitute plans adopted prior to the Change in Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue the Executive’s participation in such plan (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided (or potentially available under incentive compensation programs) and the level of the Executive’s participation relative to other participants, as existed immediately prior to the Change in Control;
(vi) the failure by the Company to continue to provide the Executive with benefits substantially similar to those enjoyed by the Executive under any of the Company’s life insurance, medical, health and accident or disability plans in which the Executive was participating immediately prior to the Change in Control, or the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or would deprive the Executive of any material fringe benefit otherwise enjoyed by the Executive immediately prior to the Change in Control; or
(v) the failure of any successor to assume this Agreement as provided in Section V.2 below.
A termination shall not be considered voluntary within the meaning of this Agreement if such termination is the result of Cause, Disability or death of the Executive. The Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act relating to Voluntary Termination hereunder.
          2. Benefits to be Provided — If the Executive becomes eligible for benefits under Section 1 above, the Company shall pay or provide to the Executive the compensation and benefits set forth in this Section 2.
(a) Salary — The Executive will continue to receive his or her current salary (subject to withholding of all applicable taxes and any amounts referred to in Section 2(b) below) for the period specified below following his date of termination in the same manner as it was being paid as of the date of termination; provided, however, that the salary payments provided for hereunder shall be paid in a single lump sum payment, to be paid not earlier than six months and one day, and not later than seven months, after his or her termination of employment; provided, further, that the amount of such lump sum payment shall be determined by taking the salary payments to be made and discounting them to their Present Value on the date the Executive’s employment is terminated, increased by interest on such amount for each day from the 31st day after termination of employment until the date of payment, calculated on a daily basis at a rate per annum equal to the rate used to determine such Present Value. For purposes hereof, the

Executive’s “current salary” shall be the highest rate in effect during the six-month period prior to the Executive’s termination. The period for which such salary payments shall be so made shall be as follows:
(i) 36 months in the case of a Change in Control occurring without the prior approval of the Board of Directors; or
(ii) 30 months in the case of a Change in Control occurring with the prior approval of the Board of Directors.
(b) Health and Life Insurance Coverage — The health and life insurance benefits coverage (including any executive medical plan or split dollar insurance plan) provided to the Executive at his or her date of termination (or, if greater, within six months prior to such date of termination), shall be provided by the Company (no less frequently than monthly) at its expense at the same level and in the same manner as if his or her employment had not terminated (and, if applicable, such coverage had not been terminated or modified within six months prior to such date of termination), but subject to the customary changes in such coverages if the Executive reaches age 65 or has similar changes in personal or family circumstances, beginning on the date of such termination and ending on: (i) the date 12 months from the date of such termination in the case of a Change in Control occurring without the prior approval of the Board of Directors, or (b) the date 18 months from the date of such termination in the case of a Change in Control occurring with the prior approval of the Board of Directors. Any additional coverages the Executive had at termination, including dependent coverage, will also be continued for such period on the same terms, to the extent permitted by the applicable policies or contracts. Any costs the Executive was paying for such coverages at the time of termination shall be paid by the Executive by separate check payable to the Company each month in advance. If the terms of any benefit plan referred to in this subsection do not permit continued participation by the Executive, then the Company will arrange for other coverage at its expense providing substantially similar benefits with the Executive to pay for such coverage no more than the Executive was paying at the time of termination under the terms of any benefit plan as described above. The coverages provided for in this subsection shall be applied against and reduce the period for which COBRA will be provided, and may at the Company’s election be provided as COBRA coverage, subject to payment by the Company to the Executive (monthly in advance) of additional compensation equal to the excess of the COBRA premium over the costs otherwise payable by the Executive as provided above, in each case as in effect from time to time, plus an additional amount as necessary to reimburse the Executive for additional taxes payable on both such additional compensation and such additional amount at a combined tax rate of 45%; provided, however, that the first of any such payments by the Company shall be made no earlier than six months and one day, and not later than seven months, after the Executive’s termination of employment and shall include all amounts so payable with respect to the first seven months following such termination.

(c) Stock Options — As of the Executive’s date of termination, all outstanding stock options granted to the Executive under any stock option plan or program maintained by the Company shall become 100% vested and immediately exercisable, and shall thereafter remain exercisable until the expiration dates otherwise in effect had the Executive remained continuously employed by the Company.
(d) Annual Bonus for the Year Preceding Termination — If not previously paid, the Company shall pay to the Executive cash incentive compensation for the year preceding the year in which the termination occurs, in an amount determined in accordance with, and payable as provided in, the Company’s Executive Annual Incentive Compensation Plan (or successor or replacement plan) as in effect for such preceding year.
(e) Annual Bonus for the Year of Termination — In the case of a Change in Control occurring with the prior approval of the Board of Directors, the Company shall pay to the Executive cash incentive compensation for the year in which the termination occurs in the amount determined in accordance with, and payable as provided in, the Company’s Executive Annual Incentive Compensation Plan (or successor or replacement plan) as in effect for such year.
(f) Effect of Death — In the event of the Executive’s death after he becomes entitled to payments or benefits hereunder, the payments and benefits shall be continued to his or her spouse for the remainder of the applicable 36-, 24- or 12-month period. If the Executive is not married, the payments and benefits shall cease on his or her date of death.
(g) Allocation for Non-Competition Obligation. — A portion of the payments paid to Executive under this Agreement in the amount of $500,000 is paid to Executive as consideration for Executive’s Non-Competition Obligation under Article VII of this Agreement.
          IV. LIMITATION OF BENEFITS.
          1. Limitation of Amount — Notwithstanding anything in this Agreement to the contrary, if any of the compensation or benefits payable, or to be provided, to the Executive by the Company under this Agreement or otherwise are treated as Excess Severance Payments (whether alone or in conjunction with payments or benefits outside of this Agreement), the compensation and benefits provided under this Agreement or otherwise shall be modified or reduced in the manner provided in Section 2 below to the extent necessary so that the compensation and benefits payable or to be provided to the Executive under this Agreement that are treated as Severance Payments, as well as any compensation or benefits provided outside of this Agreement that are so treated, shall not cause the Company to have paid an Excess Severance Payment. In computing such amount, the parties shall take into account all provisions of Code Section 280G, and the regulations thereunder, including making appropriate adjustments to such calculation for amounts established to be Reasonable Compensation, and for amounts paid to the Executive as consideration for the Executive’s Non-Competition Obligation under Article VII of this Agreement. The determinations under this Section IV.1 with regard to Excess

Severance Payments shall be made by an independent accounting firm selected by the Company and the Executive, which shall provide detailed supporting calculations to the parties.
          2. Modification of Amount — In the event that the amount of any Severance Payments which would be payable to or for the benefit of the Executive under this Agreement must be modified or reduced to comply with this Article, the Executive shall direct which Severance Payments are to be modified or reduced but only to the extent that the right to direct, and the actual direction of, which Severance Payments are to be modified or reduced does not result in any failure of this Agreement to comply with Section 409A of the Code. If the right to direct, or the actual direction of, which Severance Payments are to be modified or reduced would result in any failure of this Agreement or any other arrangement to comply with Section 409A of the Code, then, in lieu of the Executive’s right to direct which Severance Payments are to be reduced or modified, the order of reduction, on a pro rata basis within each category, shall be first any such cash payments, next any equity compensation, then any medical or life insurance and lastly any other remaining payments or benefits. No increase in the amount of any payment shall be made without the consent of the Company.
          3. Avoidance of Penalty Taxes — This Article shall be interpreted so as to avoid the imposition of excise taxes on the Executive under Section 4999 of the Code or the disallowance of a deduction to the Company pursuant to Section 280G(a) of the Code with respect to amounts payable under this Agreement or otherwise. In connection with any Internal Revenue Service examination, audit or other inquiry, the Company and the Executive agree to take action to provide, and to cooperate in providing, evidence to the Internal Revenue Service that the compensation and benefits provided under this Agreement or otherwise do not result in the payment of Excess Severance Payments.
          4. Additional Limitation — In addition to the limits otherwise provided in this Article, to the extent permitted by law the Executive may in his or her sole discretion elect to reduce (or change the timing of) any payments he may be eligible to receive under this Agreement or otherwise to prevent the imposition of excise taxes on the Executive under Section 4999 of the Code or to otherwise reduce or delay liability for taxes owed under the Code; but, only if the right of the Executive to elect to reduce (or change the timing of) any payments he or she may be eligible to receive under this Agreement or otherwise, or any actual election to reduce (or change the timing of) any payments he or she may be eligible to receive under this Agreement or otherwise, will not result in any failure of this Agreement or other arrangement to comply with Section 409A of the Code.
          V. MISCELLANEOUS.
          1. Notices — Any notice to a party required or permitted to be given hereunder shall be in writing and shall be deemed given when delivered and shall be hand delivered, sent by facsimile transmission with request for confirmation of receipt, or mailed registered or certified mail (return receipt requested), to such party at such party’s address as specified below, or at such other address as such party shall specify by notice to the other.

If to the Company:	EMS Technologies, Inc.
660 Engineering Dr.
Norcross, GA 30092
Attention: General Counsel

          If to the Executive, to his or her last address provided to the Company by the Executive, and if none as otherwise shown on the records of the Company.
          2. Assignment — This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective executors, administrators, heirs, personal representatives and successors, but, except as hereinafter provided, neither this Agreement nor any right hereunder may be assigned or transferred by either party thereto, or by any beneficiary or any other person, nor be subject to alienation, anticipation, sale, pledge, encumbrance, execution, levy or other legal process of any kind against the Executive, his or her beneficiary or any other person. Notwithstanding the foregoing, any person or business entity succeeding to substantially all of the business of the Company by purchase, merger, consolidation, sale of assets or otherwise, shall be bound by this Agreement and must assume all obligations of the Company set forth in this Agreement, and the Company shall use its reasonable best efforts to obtain such assumption prior to the effective date of any such succession.
          3. No Obligation to Fund — The agreement of the Company (or its successor) to make payments to the Executive hereunder shall represent solely the unsecured obligation of the Company (and its successor), except to the extent the Company (or its successor) in its sole discretion elects in whole or in part to fund its obligations under this Agreement pursuant to a trust arrangement or otherwise.
          4. Applicable Law — This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Georgia.
          5. Arbitration of Disputes; Expenses — All claims by the Executive for compensation and benefits under this Agreement shall be directed to and determined by the Board and shall be in writing. Any denial by the Board of a claim for benefits under this Agreement shall be delivered to the Executive in writing within 20 days following the submission of such claim, and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. Any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Atlanta, Georgia, in accordance with the commercial arbitration rules of the American Arbitration Association then in effect. The arbitration award shall be final and binding upon the parties, and judgment upon the award may be entered on the arbitrator’s award in any court having jurisdiction. Any arbitration award in favor of the Executive, in whole or in part, shall include interest, at the rate of 10% per annum, on the amount awarded from the date it was due for payment as provided in this Agreement. In the event the Executive incurs legal fees and other expenses in seeking to obtain or enforce any rights or benefits provided by this Agreement and is successful, in whole or in part, in obtaining or enforcing any such rights or benefits through settlement, arbitration or otherwise, the Company shall pay, and any arbitration award shall include, the Executive’s reasonable legal fees and expenses incurred in enforcing this Agreement and the Executive’s share of the fees of the arbitrator, such fees and expenses to be paid by the Company promptly but in any event within 30 days after any final settlement, arbitration or adjudication of any denial of claim for benefits hereunder. Except to the extent provided in the preceding sentence, each party shall pay its own legal fees and other expenses associated with any dispute, provided, that the fee for the arbitrator shall be shared equally.

          6. Amendment — This Agreement may only be amended by a written instrument signed by the parties hereto, which makes specific reference to this Agreement.
          7. Severability — If any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provisions hereof.
          8. Other Benefits — Nothing in this Agreement shall limit or replace the compensation or benefits payable to the Executive, or otherwise adversely affect the Executive’s rights, under any other benefit plan, program or agreement to which the Executive is a party, including, but not limited to, the letter agreement between Executive and the Company dated March 19, 2007, as amended effective as of June 12, 2011.
          VI. SECTION 409A COMPLIANCE.
          Notwithstanding any other provision of this Agreement to the contrary, it is intended that any payment or benefit provided pursuant to or in connection with this Agreement that is considered to be nonqualified deferred compensation subject to Section 409A of the Code shall be provided and paid in a manner, and at such time, including without limitation payment and provision of benefits only in connection with the occurrence of a permissible payment event contained in Section 409A, that complies with the applicable requirements of Section 409A of the Code, to avoid the unfavorable tax consequences provided therein for non-compliance. For purposes of this Agreement, all rights to payments and benefits hereunder shall be treated as rights to receive a series of separate payments and benefits to the fullest extent allowed by Section 409A of the Code. If the Executive is a key employee (as defined in Section 416(i) of the Code without regard to Paragraph (5) thereof) and any of the Company’s stock is publicly traded on an established securities market or otherwise, then payment of any amount or provision of any benefit under this Agreement which is considered nonqualified deferred compensation subject to Section 409A of the Code shall be deferred for six (6) months and one (1) day after termination of the Executive’s employment or, if earlier, the Executive’s death, to the extent required by Section 409A of the Code (the “409A deferral period”). In the event such payments are otherwise due to be made during the 409A deferral period, the payments which would otherwise have been made in the 409A deferral period shall be accumulated and paid in a lump sum as soon as the 409A deferral period ends, and the balance of the payments shall be made as otherwise scheduled. In the event benefits are required to be deferred, any such benefit may be provided during the 409A deferral period at the Executive’s expense, with the Executive having the right to reimbursement from the Company once the 409A deferral period ends, and the balance of the benefits shall be provided as otherwise scheduled. For purposes of this Agreement, termination or cessation of employment shall mean a “separation from service” within the meaning of Section 409A of the Code where it is reasonably anticipated that no further services would be performed after such date or that the level of bona fide services the Executive would perform after that date (whether as an employee or independent contractor) would permanently decrease to no more than 20% of the average level of bona fide services performed over the immediately preceding 36-month period (or, if lesser, Executive’s period of service).

          VII. NON-COMPETITION OBLIGATION
     For a period of six (6) months following Executive’s termination of employment for any reason, Executive shall not (a) organize or form any other business that will compete with the Business of the Company (as defined below) or (b) engage in the executive management of, or provide consulting services concerning the executive management of, any person or business entity that competes with the Business of the Company, other than the Company or its affiliates within the Territory. The term “Business of the Company” means the design, development, manufacturing, sale and provision of wireless connectivity solutions addressing the enterprise mobility, communications-on-the-move, tracking and in-flight connectivity markets for commercial and government users, including but not limited to:
     (i) Aviation. The design, development, manufacturing, sale and provision of (a) satellite-based communications through a broad array of terminals and antennas for the aeronautical markets and (b) in-cabin connection devices and computers to process data on board aircraft, including rugged data storage, airborne connectivity, air-to-ground connectivity, and data recording and replay equipment;
     (ii) Defense and Space. The design, development, manufacturing, sale and provision of antenna and radio frequency beam management systems for a broad range of military and commercial applications, including mobile network-centric operations, RADAR for battlefield visibility and precision strike, satellite sub-system, and commercial aero connectivity;
     (iii) LXE. The design, development, manufacturing, sale and provision of rugged mobile computers and wireless networks, which includes mobile computers that incorporate WLAN radios, wireless access points that provide a radio link to the wire network and associated host computers, and software that manages and facilitates the communications process with the database; or
     (iv) Global Tracking. The design, development, manufacturing, sale and provision of satellite-based communication products and services for telematics and micro telemetry applications into global markets, including those which enable customers to locate, track, communicate, and safeguard mobile assets, fleets, cargo and personnel, as well as to monitor fixed assets in hostile and remote terrains.
The term “Territory” means the territory for which Executive is providing services at the time of termination of Executive’s employment. Executive acknowledges and agrees that the Territory identified in this Article VII is an area for which Executive performs services for the Company by being actively engaged as a member of the Company’s executive management team. Executive agrees that Executive’s obligations under this Article VII are obligations which will continue beyond the date Executive’s employment terminates and that such obligations are reasonable and necessary to protect the Company’s legitimate business interests. Executive agrees that the remedies at law available to the Company for any actual or threatened breach by Executive of the covenants in this Article VII would be inadequate and that the Company shall be entitled to specific performance of the covenants in this Article VII, including entry of an ex parte, temporary restraining order in state or federal court, preliminary and permanent injunctive relief against activities in violation of this Article VII, or both, or other appropriate judicial remedy, writ or order, in addition to any damages and legal expenses which the Company may be legally entitled to recover without the purchase and posting of bond or other security.

          IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officers and the Executive has hereunder set his or her hand, as of the date first above written.

EMS TECHNOLOGIES, INC.

By: John B. Mowell Title: Chairman of the Board
Date:

(Corporate Seal)

Attest:
Assistant Secretary

EXECUTIVE

Neil A. MacKay
Date: